FSI Low Beta Absolute Return Fund
Code of Ethics for Principal Executive and Principal Financial Officers

I.	Covered Officers/Purpose of the Code

The code of ethics (this “SOX Code”) for FSI Low Beta Absolute Return Fund applies to the Fund’s Principal Executive Officer(s) (“PEO(s)”) and Principal Financial Officer(s) (“PFO(s)”) (the “Covered Officers,” each of whom is set forth in Exhibit A) for the purpose of promoting:

•	honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;
•	full, fair, accurate, timely and understandable disclosure in reports and documents that the Fund files with, or submits to, the SEC and in other public communications made by the Fund;
•	compliance with applicable laws and governmental rules and regulations;
•	the prompt internal reporting of violations of the SOX Code to an appropriate person or persons identified in the SOX Code; and
•	accountability for adherence to the SOX Code.

Each Covered Officer should adhere to a high standard of business ethics and should be sensitive to situations that may give rise to actual as well as apparent conflicts of interest.

II.	Covered Officers Should Handle Ethically Actual and Apparent Conflicts of Interest

Overview. A “conflict of interest” occurs when a Covered Officer’s private interests interfere with the interests of, or his service to, the Fund. For example, a conflict of interest arises if a Covered Officer, or a member of his family, receives personal benefits as a result of his position with the Fund.

Conflicts of Interest Not Covered by the SOX Code. Certain conflicts of interest arise out of the relationships between Covered Officers and the Fund and already are subject to conflict of interest provisions in the 1940 Act and the Advisers Act. For example, the 1940 Act generally prohibits Covered Officers from engaging in transactions with the Fund (except purchases or redemptions of Units for cash) because of their status as “affiliated persons” of the Fund. The compliance programs and procedures of the Fund and the Primary Adviser are designed to prevent, or identify and correct, violations of these provisions. Under the 1940 Act and the Advisers Act, the Fund and each Adviser must maintain a Code of Ethics to, among other things, ensure that the personal trading of Access Persons (as defined in the Fund’s Code of Ethics pursuant to Rule 17j-1 under the 1940 Act (the “17j-1 Code”) does not disadvantage the Fund. This SOX Code does not, and is not intended to, repeat or replace these programs and procedures, and such conflicts fall outside of the parameters of this SOX Code.

Although typically not presenting an opportunity for improper personal benefit, conflicts may arise from, or as a result of, the contractual relationship between the Fund and the Primary Adviser, Administrator, Distributor or their respective affiliated persons (each a “Primary Provider”)of which a Covered Officer is also an owner, officer or employee. As a result, this SOX Code recognizes that the Covered Officers will, in the normal course of their duties (whether formally for the Fund and/or for a Service Provider named above) be involved in establishing policies and implementing decisions that will have different effects on the Service Provider and the Fund. The participation of the Covered Officers in such activities is inherent in the contractual relationship between the Fund and a Service Provider and is consistent with the performance by the Covered Officers of their duties as officers of the Fund. The foregoing activities, if performed in conformity with the provisions of the 1940 Act and the Advisers Act, will be deemed to have been handled ethically. In addition, it is recognized by theBoard that the Covered Officers may also be officers or employees of one or more investment companies covered by other codes.

Conflicts of Interest Subject to the Code. This SOX Code applies to potential conflicts of interest that are not addressed by the 1940 Act/Advisers Act and that arise from circumstances other than a Covered Person’s position as an owner, employee or officer of a Primary Provider. The following list provides examples of conflicts of interest under the SOX Code, but the Covered Officers should keep in mind that these examples are not exhaustive. The overarching principle is that the personal interest of a Covered Officer should not be placed improperly before the interest of the Fund.

Each Covered Officer must:

•
not use personal influence or personal relationships improperly to influence investment decisions or financial reporting by the Fund whereby the Covered Officer would benefit personally to the detriment of the Fund;

•	not cause the Fund to take action, or fail to take action, for the individual personal benefit of the Covered Officer rather than the benefit of the Fund;
•
not use material non-public knowledge of portfolio transactions made or contemplated for the Fund to trade personally or cause others to trade personally in contemplation of the market effect of such transactions; and

•	report at least annually any affiliations or other relationships that could potentially present a conflict of interest with the Fund.

Potential conflict of interest situations that should always be discussed with the CCO include:

•	service as a director on the board of any public company (NOTE: Service as a director to a public company is prohibited unless approved by the Rule 17j-1 Code’s Review Officer);
•
the receipt of gifts from with any entity with which the Fund does business (including companies in which it invests) (NOTE: Non-de minimus gifts from entities with which the Fund does business are prohibited by the Rule 17j-1 Code;

•
the receipt of entertainment from any company with which the Fund does business, including companies in which the Fund invests (NOTE: Entertainment from entities with which the Fund, including companies in which the Fund invests, is prohibited by the Rule 17j-1 Code unless the entertain is business-related, reasonable in cost, appropriate as to time and place, and not so frequent as to raise any questions of impropriety);

•	any ownership interest in, or any consulting or officer/employment relationship with an entity that provides services to the Fund other than a Primary Service Provider;
•
a direct or indirect financial interest in commissions, transaction charges or spreads paid by the Fund for effecting portfolio transactions, including but not limited to certain soft dollar arrangements; and

•	selling or redeeming Units other than Units acquired pursuant to Covered Officer’s employment, such as compensation or equity ownership.

III.	Disclosure and Compliance

•	Each Covered Officer shall become familiar with the disclosure requirements generally applicable to the Fund;
•
each Covered Officer shall not knowingly misrepresent, or cause others to misrepresent, facts about the Fund to others, whether within or outside the Fund, including to the Fund’s management and the Auditors, and to governmental regulators and self-regulatory organizations;

•
each Covered Officer may, to the extent appropriate within the Covered Officer's area of responsibility and to the extent deemed necessary in the sole discretion of the Covered Officer, consult with other officers and employees of the Fund and the Service Providers with the goal of promoting full, fair, accurate, timely and understandable disclosure in the reports and documents the Fund files with, or submits to, the SEC and in other public communications made by the Fund; and

•	it is the responsibility of each Covered Officer to promote Fund compliance with the standards and restrictions imposed by applicable laws, rules and regulations.

IV.	Reporting and Accountability

Each Covered Officer must:

•	upon adoption of the SOX Code (or thereafter as applicable, upon becoming a Covered Officer), affirm in writing to the Board that the Covered Officer has received, read and understands this SOX Code;
•	annually thereafter affirm to the Board that the Covered Officer has complied with the requirements of this SOX Code;
•	not retaliate against any other Covered Officer or any employee of the Fund or its affiliated persons for reports of potential violations of this SOX Code that are made in good faith; and
•	notify the CCO if the Covered Officer knows of any violation of this SOX Code. Failure to do so is itself a violation of this SOX Code.

Fund Counsel may counsel the CCO regarding specific situations in which questions are presented under the SOX Code and has the authority to interpret this SOX Code in any particular situation.

All potential violations of the SOX Code shall be reported to the CCO. The CCO shall investigate each potential violation of the SOX Code and may seek guidance from Fund Counsel, as he/she deems necessary in order to determine whether or not a violation of the SOX Code has occurred. If, after investigation, the CCO does not believe a violation of the SOX Code has occurred, no further action is requested. If, after investigation, the CCO believes that a violation of the SOX Code has occurred, he/she shall provide his findings and proposed resolution of the violation to the Audit Committee for consideration.

V.	Other Policies and Procedures

This SOX Code shall be the sole code of ethics adopted by the Fund for purposes of Section 406 of the Sarbanes-Oxley Act and the rules and forms applicable to registered investment companies thereunder. Insofar as other policies or procedures of the Fund, the Fund’s Adviser, Distributor, or other Service Providers govern or purport to govern the behavior or activities of the Covered Officers who are subject to this SOX Code, they are superseded by this SOX Code to the extent that they overlap or conflict with the provisions of this SOX Code. The Fund’s, the Adviser’s and the Distributor’s codes of ethics under Rule 17j-1 under the 1940 Act are separate requirements applying to the Covered Officers and others, and are not part of this SOX Code.

VI.	Amendments

Any amendments to this SOX Code, other than amendments to Exhibit A, must be approved or ratified by a majority vote of the Board, including a majority of the Independent Trustees. All amendments to this SOX Code shall be reported consistent with SEC requirements.

VII.	Waivers

Any material departure from a provision of this SOX Code must be pre-approved by the Board (each a “Waiver”).

Each Waiver, including any Implicit Waiver shall be reported consistent with SEC requirements. An Implicit Waiver means the Fund’s failure to take action within a reasonable period of time regarding a material departure from a provision of this SOX Code that has been known to an executive officer of the Fund. An executive officer of the Fund includes any Fund officer or other person who performs policy making functions for the Fund.

VII.	Confidentiality

All reports and records of the Fund prepared or maintained pursuant to this SOX Code will be considered confidential and shall be maintained and protected accordingly. Except as otherwise required by law or regulation or this SOX Code, such matters shall not be disclosed to anyone other than the Primary Adviser, Board and Fund Counsel.

VIII.	Internal Use

The SOX Code is intended solely for the internal use by the Fund and does not constitute an admission, by or on behalf of the Fund, as to any fact, circumstance, or legal conclusion.

Date: May 6, 2014

Exhibit A
Effective November 4, 2016

Persons Covered by this Code of Ethics

Gary W. Gould, PEO
Michael Ciotola, PFO

CODE OF ETHICS
FOR PRINCIPAL EXECUTIVE
AND
PRINCIPAL FINANCIAL OFFICERS

CERTIFICATE OF COMPLIANCE

As a Covered Officer as defined in the Code of Ethics For Principal Executive and Principal Financial Officers of FSI Low Beta Absolute Return Fund (the “SOX Code”), I hereby certify that I have received and have read and fully understand the SOX Code, and I recognize that I am subject to the SOX Code. I further certify that I will comply with the requirements of the SOX Code.

Signature

Name (Please Print)

Date